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                                                                 EX-99.B 5(b)(i)


                        AMENDED ADMINISTRATION AGREEMENT

                               Money Market Fund
                                 a portfolio of

                                STAGECOACH INC.
                               111 Center Street
                          Little Rock, Arkansas  72201


                                                  February 1, 1994


Stephens Inc.
111 Center Street
Little Rock, Arkansas  72201

Dear Sirs:

             This will confirm the agreement between Stagecoach Inc. (the "Company"), on behalf of each of its portfolios now or hereafter listed on
Schedule I hereto (each a "Fund"), and Stephens Inc. (the "Administrator") as follows:

             1. The Company is a registered open-end management investment company currently consisting of thirteen investment portfolios, but which may from time to time consist of a greater or lesser number of investment portfolios (the "Funds"). The Company proposes to engage in the business of investing and reinvesting the assets of the Funds in the manner and in accordance with the investment objective and restrictions specified in the Funds' currently effective prospectuses and statements of additional information incorporated by reference therein relating to the Funds and the Company (such prospectuses and such statements of additional information being collectively referred to as the "Prospectuses") included in the Company's Registration Statement, as amended from time to time (the "Registration Statement"), filed by the Company under the Investment Company Act of 1940 (the "Act") and the Securities Act of 1933. Copies of the documents referred to in the preceding sentence have been furnished to the Administrator. Any amendments to those documents shall be furnished to the Administrator promptly.

             2. The Company is engaging the Administrator to provide the administrative services specified elsewhere in this agreement, subject to the overall supervision of the Board of Directors of the Company. Pursuant to an advisory and services contract between the Company and Wells Fargo Bank, N.A. (the "Adviser"), on behalf of the Fund, the Company has engaged the Adviser to manage the investing and reinvesting of the assets of the Fund and to provide advisory services.

             3. The Administrator shall, at its expense, provide the following administrative services in connection with the operations of the Company and the Fund: (a) furnishing office


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space and certain facilities required for conducting the business of the Fund;
(b) general supervision of the operation of the Fund, including coordination of the services performed by the Company's investment adviser, transfer and dividend disbursing agent, custodians, independent accountants and legal counsel; regulatory compliance, including the compilation of information for documents such as reports to, and filings with, the Securities and Exchange Commission and state securities commissions; and preparation of proxy statements and shareholder reports for the Company; (c) the compensation of the Company's directors, officers and employees who are affiliated with the Administrator; (d) general supervision relating to the compilation of data required for the preparation of periodic reports on the performance of its obligations under this agreement and statements of the Fund that are distributed to the Company's officers and Board of Directors and the preparation of such additional reports and information as the Company's Board of Directors or officers shall reasonably request; and (e) all other administrative services reasonably necessary for the operation of the Fund, other than those services that are to be provided by the Adviser pursuant to the Advisory and Services Contracts and by the Company's transfer and dividend disbursing agent.

             4. Except as provided in each of the Company's Advisory Contracts, the Administrator shall bear substantially all costs of the operations of the Fund and of the Company (allocated to the Fund), including the compensation of its directors who are not affiliated with the Adviser, the Administrator or any of their affiliates; governmental fees; interest charges; fees and expenses of its independent auditors, legal counsel, expenses of preparing and printing any stock certificates, prospectuses, shareholders' reports, notices, proxy statements and reports to regulatory agencies; travel expenses of directors, officers and employees; office supplies; insurance premiums and certain expenses relating to insurance coverage; trade association membership dues; expenses of shareholders' meetings; expenses relating to the issuance, registration and qualification of shares of the Fund; and organizational expenses. Notwithstanding anything to the contrary, the Administrator shall not be required to bear any cost or expense which a majority of the disinterested directors of the Company deems to be an extraordinary expense or brokerage and other expenses connected with the execution of portfolio transactions. General expenses of the Company are allocated among the Fund in a manner proportionate to the net assets of the Fund, on a transactional basis or on such other basis as the Board of Directors deems equitable.

             5. The Administrator shall give the Company the benefit of the Administrator's best judgment and efforts in rendering services under this agreement. As an inducement to the Administrator's undertaking to render these services, the Company agrees that the Administrator shall not be liable under this agreement for any mistake in judgment or in any other event whatsoever except for lack of good faith, provided that nothing in this agreement shall be deemed to protect or purport to protect the Administrator against any liability to the Company or its shareholders to which the Administrator would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Administrator's duties under this agreement or by reason of reckless disregard of its obligations and duties hereunder.

             6. In consideration of the services to be rendered by the Administrator under this agreement, the Company shall pay the Administrator a monthly fee on the first business day of each month, at the annual rate of 0.05% of the average daily value (as determined on each





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business day at the time set forth in the Prospectuses for determining net asset value per share) of the Fund's net assets during the preceding month. If the fee payable to the Administrator pursuant to this paragraph 6 begins to accrue after the beginning of any month or if this agreement terminates before the end of any month, the fee for the period from the effective date to the end of that month or from the beginning of that month to the termination date, respectively, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. For purposes of calculating the monthly fee, the value of the Fund's net assets shall be computed in the manner specified in the Prospectus and the Company's Articles of Incorporation for the computation of the value of the Fund's net assets in connection with the determination of the net asset value of Fund shares. For purposes of this agreement, a "business day" is any day the Company is open for business.

             7. If in any fiscal year the total expenses of the Fund incurred by, or allocated to, the Fund excluding extraordinary expenses of the Fund, but including the fees provided for in paragraph 6 and those provided for pursuant to the Fund's Advisory Contract ("includable expenses"), exceed the most restrictive expense limitation applicable to the Fund imposed by state securities laws or regulations thereunder, as these limitations may be raised or lowered from time to time, the Administrator shall waive or reimburse that portion of the excess derived by multiplying the excess by a fraction, the numerator of which shall be the percentage at which the excess portion attributable to the fee payable pursuant to this agreement is calculated under paragraph 6 hereof, and the denominator of which shall be the sum of such percentage plus the percentage at which the excess portion attributable to the fee payable pursuant to the Fund's Advisory Contract is calculated (the "Applicable Ratio"), but only to the extent of the fee hereunder for the fiscal year. If the fees payable under this agreement and/or the Fund's Advisory Contract contributing to such excess portion are calculated at more than one percentage rate, the Applicable Ratio shall be calculated separately on the basis of, and applied separately to, the portions of the fees calculated at the different rates. At the end of each month of the Company's fiscal year, the Company shall review the includable expenses accrued during that fiscal year to the end of that period and shall estimate the includable expenses for the balance of that fiscal year. If as a result of that review and estimation it appears likely that the includable expenses will exceed the limitations referred to in this paragraph 7 for a fiscal year with respect to the Fund, the monthly fee set forth in paragraph 6 payable to the Administrator for such month shall be reduced, subject to a later adjustment, by an amount equal to the Applicable Ratio times the pro rata portion (prorated on the basis of the remaining months of the fiscal year, including the month just ended) of the amount by which the includable expenses for the fiscal year are expected to exceed the limitations provided for in this paragraph 7. For purposes of computing the excess, if any, over the most restrictive applicable expense limitation, the value of the Fund's net assets shall be computed in the manner specified in the last sentence of paragraph 6, and any reimbursements required to be made by the Administrator shall be made once a year promptly after the end of the Company's fiscal year.

             8. This agreement shall become effective on its execution date and shall thereafter continue in effect for a period of no less than three years. Thereafter, this agreement may be terminated at any time with respect to the Company or any Fund, without the payment of any penalty, by a vote of a majority of the Company's or the Fund's outstanding voting securities (as defined in the Act) and by a vote of a majority of the Company's entire Board of Directors on





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60 days' written notice to the Administrator or by the Administrator with respect to the Company or the Fund on 60 days' written notice to the Company.

             9. Except to the extent necessary to perform the Administrator's obligations under this agreement, nothing herein shall be deemed to limit or restrict the right of the Administrator, or any affiliate of the Administrator, or any employee of the Administrator to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

             10. This agreement shall be governed by and construed in accordance with the laws of the State of Arkansas.

             If the foregoing correctly sets forth the agreement between the Company and the Administrator, please so indicate by signing and returning to the Company the enclosed copy hereof.

                                        Very truly yours,

                                        STAGECOACH INC.
                                        on behalf of the
                                        Money Market Fund


                                        By: /s/ Richard H. Blank, Jr.
                                            ------------------------------

                                        Name:  Richard H. Blank

                                        Title:  Chief Operating Officer

ACCEPTED as of the date
set forth above:

STEPHENS INC.


By: /s/ Richard H. Blank, Jr.
    ------------------------------

Name:  Richard H. Blank

Title:  Vice President





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                                   SCHEDULE I


Money Market Fund